Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated July 31, 2026 in this Registration Statement on Form S-1, relating to the consolidated financial statements of Evmand Corporation as of March 31, 2026, and for the period from December 23, 2025 to March 31, 2026.

We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ TQ International, PLLC

Flower Mound, Texas

July 31, 2026